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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 10, 2004

PAUL MUELLER COMPANY (Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	0-4791 (Commission File No.)	44-0520907 (I.R.S. Employer Identification No.)

1600 WEST PHELPS STREET -- P.O. BOX 828 SPRINGFIELD, MISSOURI (Address of principal executive offices)	65801-0828 (Zip Code)

Registrant's telephone number, including area code: (417) 831-3000

NOT APPLICABLE (Former name or former address, if changed since last report)

ITEM 7.	Financial Statements and Exhibits.
	(c)	Exhibits
		Exhibit No.		Page No.
		99.1	Press Release dated March 10, 2004, announcing financial results for the quarter ended December 31, 2003.	3

ITEM 12.	Results of Operations and Financial Condition.
On March 10, 2004, Paul Mueller Company issued a Press Release announcing its financial results for the year 2003. A copy of the Press Release is being furnished as Exhibit 99.1 of this Form 8-K.

SIGNATURES
Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PAUL MUELLER COMPANY
DATE: March 10, 2004	/S/ DONALD E. GOLIK Donald E. Golik, Senior Vice President and Chief Financial Officer

EXHIBIT 99.1

IMMEDIATE RELEASE	TRADED: The Nasdaq Stock Market (MUEL)
WEDNESDAY, MARCH 10, 2004	FOR FURTHER INFORMATION CONTACT: Donald E. Golik Springfield, Missouri (417) 831-3000

SPRINGFIELD, MO., 10 MARCH 2004. PAUL MUELLER COMPANY TODAY REPORTED ITS EARNINGS FOR THE YEAR 2003.

Paul Mueller Company and Subsidiaries

CONSOLIDATED SUMMARIES OF OPERATIONS

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
Net Sales Income (Loss) from Operations before Taxes Provision (Benefit) for Taxes Net Income (Loss) Earnings (Loss) per Common Share -- Basic Diluted	2003 $ 29,506,000 $ (1,535,000) (835,000) $ (700,000) $(0.60) $(0.60)	2002 $ 36,358,000 $ 3,272,000 1,055,000 $ 2,217,000 $ 1.90 $ 1.89	2003 $116,766,000 $ 2,683,000 664,000 $ 2,019,000 $ 1.73 $ 1.71	2002 $114,149,000 $ 2,856,000 967,000 $ 1,889,000 $ 1.62 $ 1.61

NOTES:	1)

As previously reported, a lawsuit was filed in May 2002 against the Company alleging breach of contract/ breach of express warranty in connection with the sale of a heat exchanger in October 2002.  The plaintiff alleged in the suit that it had suffered direct, consequential, and incidental damages in excess of $3,100,000.  On March 5, 2004, the parties reached an out-of-court settlement of the lawsuit.  Under the settlement, the plaintiff will receive $600,000.  The Company will be responsible for $300,000 of the settlement, and the balance will be covered by the Company's product liability carrier.  The Company's liability of $300,000 has been reflected in the results for the fourth quarter and for the year 2003.  The effect on the 2003 fourth quarter results was to increase the net loss by $189,000, net of tax, or $0.16 per share; and for 2003, net income was reduced by $189,000, net of tax, or $0.16 per share, on a diluted basis.

	2)

Results for the fourth quarter of 2003 were unfavorably affected by an adjustment to the LIFO reserve, which increased the net loss by $253,000, net of tax, or $0.22 per share.  Results for the fourth quarter of 2002 were favorably affected by an adjustment to the LIFO reserve, as inventory levels were reduced during the fourth quarter.  The adjustment increased the net income by $323,100, net of tax, or $0.28 per share on a diluted basis, for the fourth quarter of 2002.

	3)	The effective tax rates for the periods presented vary from the statutory tax rate (34%) primarily due to tax credits.